Exhibit 10.14

May 6, 2009

Nathan Hanks

19 Armstrong

Frisco, TX 75034

Dear Nathan:

Effective as of the date hereof (the “Effective Date”), this letter (the “Letter”) shall amend and restate in its entirety that certain employment letter agreement, dated April 1, 2005, between you and ReachLocal, Inc. (the “Company”), as amended (the “Original Letter”). From and after the Effective Date, you and the Company agree that the Company will employ you on the terms and conditions set forth in this Letter:

1. Position. The Company will employ you, and you agree to be employed as Chief Distribution Officer of the Company. Initially, you will be reporting to the Company’s Chief Executive Officer (or the person acting in that capacity on behalf of the Company).

2. Compensation.

(a) Compensation through June 30, 2009.

(i) Base Salary through June 30, 2009. For the period commencing on the Effective Date and ending on June 30, 2009, the Company will pay you a base salary at the rate of $120,000 per year, payable in accordance with the Company’s normal payroll procedures.

(ii) Commissions. For the period commencing on the Effective Date and ending on June 30, 2009, you will continue to be eligible to receive Commissions on the terms and conditions set forth in this Section 2(a)(ii). During such period, the Company will maintain a VIP Agent Account to which Sales Managers (whether employees of the Company or independent), Affiliates, Agencies and Advertisers will be linked. The Company will pay you Commissions equal to 1% of Net Advertising Dollars (as defined below) paid to Company for which you are responsible for bringing to the Company under your VIP Agent Account; provided, that the Company will not be obligated to pay you more than $125,000 in combined salary and Commissions in any calendar month. Commissions will be paid once per month, in accordance with the Company’s normal commission payment procedures, based on the Net Advertising Dollars paid to the Company during that prior month for which you are responsible for bringing to the Company.

(b) Compensation Commencing on July 1, 2009.

(i) Base Salary Commencing July 1, 2009. For the period of your employment with the Company commencing on July 1, 2009, the Company will pay you a base salary at the rate of $276,000 per year, payable in accordance with the Company’s normal payroll procedures.

(ii) Bonus Compensation. During the period of your employment with the Company commencing on July 1, 2009 and ending on December 31, 2009, you will be eligible to receive bonuses as if you were a participant in the ReachLocal, Inc. 2009 Executive Bonus Plan (the “Bonus Plan”), subject to the terms and conditions thereof and the following modifications: For the third quarter 2009 bonus, you shall be paid a bonus amount equal to the amount, if any, that you would have received from the Revenue Pool (as such term and the other terms in this section 2(b)(ii) of this Letter are defined in the Bonus Plan) for such fiscal quarter, as if your Participation Percentage was 22.5%. For the fourth quarter of 2009, you will receive an amount, if any, equal to the sum of (a) 50% of the product of such 22.5% and the Revenue Pool for the complete 2009 fiscal year, less the amounts paid to you for the third quarter as described in the preceding sentence, and (b) 50% of the product of 22.5% and the EBITDA Pool. The payments of the foregoing bonus amounts shall be subject to all applicable terms, conditions and limitations set forth in the Bonus Plan. After 2009, you will also be eligible to participate in the Bonus Plan or any other short- or long-term bonus or incentive plan that the Company may from time to time establish for its senior executives, on a basis consistent with your position.

3. Stock Option. The Company shall grant you a non-qualified option to purchase 220,000 shares of the Company’s common stock (the “2009 Option”). The per share exercise price of the 2009 Option shall be as determined by the Board in accordance with the Company’s equity incentive plan under which the 2009 Option is granted. The 2009 Option shall vest with respect to 25% of the shares subject to the 2009 Option on March 1, 2010, and shall vest with respect to 1/48th of the shares on each monthly anniversary of the Grant Date thereafter (the “Vesting Schedule”), subject to your continued employment with the Company through each such vesting date. In the event of a Change in Control (as defined below), the 2009 Option shall, effective immediately prior to the occurrence of such Change in Control, vest and become exercisable with respect to 25% of the outstanding unvested shares subject to the 2009 Option. The remaining shares subject to the 2009 Option (after giving effect to the foregoing acceleration), shall continue to vest, if at all, to the extent provided in the option agreement evidencing the 2009 Option. The terms and conditions of the 2009 Option shall be set forth in an option agreement in a form prescribed by the Company.

4. Benefits. During the Employment Period, you shall be eligible to participate in all savings and retirement plans, and all group welfare benefit plans (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company from time to time which are applicable to the Company’s senior executive officers, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed to require the Company to institute or continue any, or any particular, plan or benefits.

5. Termination of Retention Bonus Agreement. You and the Company hereby acknowledge and agree that as of the Effective Date, that certain Retention Bonus Agreement dated as of August 7, 2007, between you and the Company (the “Retention Bonus Agreement”) is hereby terminated and shall be of no further force or effect. You acknowledge and agree that you have no further right or interest in, under or with respect to the Retention Bonus Agreement or the Retention Bonus or any other amounts provided under the Retention Bonus Agreement.

6. Forgiveness of Promissory Note. Effective as of the Effective Date, the entire unpaid balance (including principal and interest) under that certain ReachLocal, Inc. Promissory Note, dated August 7, 2007 (the “Promissory Note”), in the principal amount of $227,190 is forgiven. In addition, the Company shall pay you $ 142,267.69 (the “Special Payment”) in order to help mitigate your income tax liability related to the forgiveness of the Promissory Note pursuant to this Section 6, including tax liabilities related to the Special Payment. The Special Payment shall be paid to you within thirty (30) days following the Effective Date.

7. Termination. In the event that you incur a Separation from Service (as this term and other defined terms are defined below) by reason of an Involuntary Termination, you shall be entitled to, in lieu of any other severance compensation and benefits whatsoever, the following payments and benefits:

(a) a cash payment equal to 50% of your Base Salary, payable ratably in substantially equal installments over 6 months following the Termination Date on the Company’s standard semi-monthly payroll dates and otherwise in accordance with the Company’s standard payroll practices as in effect from time to time, subject to Section 8 below;

(b) so long as you timely elect health benefits continuation pursuant to COBRA, payment by the Company of the applicable premiums for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (a) the six month anniversary of the Termination Date, (b) the expiration of your eligibility for benefits under COBRA, and (c) the date on which you and your covered dependents, if any, become eligible for health insurance coverage through another source; and

(c) with respect to the 2009 Option:

(i) if the Termination Date occurs within the one-year period following a Change in Control, the 2009 Option shall vest and become immediately exercisable with respect to all shares subject to the portion of the 2009 Option that is unvested as of the Termination Date.

(ii) if the Termination Date occurs other than as described in Section 7(c)(i) above, the 2009 Option shall vest and become immediately exercisable with respect to that number of shares that would have otherwise vested pursuant to the Vesting Schedule during the six month period immediately following the Termination Date had you remained employed by the Company through such period.

Notwithstanding the foregoing, in order to be eligible to receive the payments and benefits described in this Section 7, you must, within 21 days following the Termination Date, execute a general waiver and release, which includes certain representations, in a form reasonably acceptable to the Company, and such general waiver and release must become effective in accordance with its terms. The Company, in its sole discretion, may modify its form of the required general waiver and release to comply with applicable law and will determine the form of the required waiver and general release.

8. Six-Month Delay. Notwithstanding the foregoing, no compensation or benefits, including without limitation any severance payments or benefits described in Section 7, shall be paid to you during the 6-month period following your Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period, plus interest credited at the applicable federal rate in effect as of the Termination Date provided for in Section 7872(f)(2)(A) of the Code.

9. Defined Terms. For purposes of this Letter, the following terms shall have the meanings set forth below:

(a) “Base Salary” shall mean your annual base salary as in effect at the time of the Termination Date, determined without giving effect to any reduction in base salary that constituted Good Reason for your termination of employment.

(b) “Cause” shall exist if you are terminated by the Company for any of the following reasons: (i) your willful failure to substantially perform your duties and responsibilities to the Company, (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused material injury to the Company, (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to which you owe an obligation of nondisclosure as a result of your relationship with the Company, (iv) your willful material breach of any of your obligations under any written agreement or covenant with the Company, or (v) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, to the material detriment of the Company.

(c) “Change in Control” shall mean a merger or consolidation of the Company with or into another corporation, entity or person, or the sale of all or substantially all of the Company’s assets to another corporation, entity or person, where after such merger, consolidation or sale of assets, less than 50% of the capital stock or equity interests in such other corporation, entity or person are owned by persons who owned the capital stock of the Company immediately before such merger, consolidation or sale of assets; provided, however, that neither a transaction whose sole purpose is to change the state of the Company’s incorporation nor an equity financing or series of related transactions in which the Company is the surviving corporation shall constitute a “Change in Control.”

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Commission” shall refer to the commission compensation paid to you under your Offer Letter.

(f) “Good Reason” shall mean the your resignation from employment within 90 days after the occurrence of one of the following events without your express written consent, provided, however, that you must provide written notice to the Company within 60 days after the initial occurrence of the event allegedly constituting Good Reason, and the Company shall have 30 days after such notice is given to cure: (i) a material diminution in your title, authority or responsibility with the Company; provided, that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control shall constitute a material diminution in authority or responsibility, (ii) a material reduction in your then-current base salary; provided, however, that in no event shall a reduction of less than 15% be deemed material; provided, further, that an across-the-board reduction in salary level of all other employees in positions similar to yours by the same percentage amount as part of a general salary level reduction shall not constitute “Good Reason,” (iii) a material breach by the Company of any employment agreement with you or (iv) a material relocation by the Company of your primary place of work; provided, however, that in no event shall a relocation of less than 40 miles be deemed material.

(g) “Involuntary Termination” shall mean any termination of your employment with the Company (or its successor) (i) by the Company (or its successor) for any reason other than Cause or (ii) by you with Good Reason.

(h) “Net Advertising Dollars” shall refer to the total advertising dollars spent on behalf of Advertisers or Agencies established underneath your VIP Agent Account and for which Company has received payment, less the sum of the following: (i) any credits, promotional or otherwise, issued to advertisers or agents you are directly responsible for; (ii) any credit card charge-backs made to advertisers or agents you are directly responsible for; (iii) any other payment cancellations made by or on behalf of agents or advertisers you are directly responsible for.

(i) “Separation from Service” shall mean a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-l(h).

(j) “Termination Date” shall mean the date on which you incur a Separation from Service.

10. Withholding. The Company may withhold from any amounts payable under this Agreement (including, without limitation, the forgiveness of the Promissory Note and the Special Payment) such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of the Special Payment, and you hereby consent to such withholding.

11. Other. You hereby acknowledge and agree that you have previously signed the Company’s Employment, Confidential Information, and Invention Assignment Agreement, and that such agreement shall remain in full force and effect.

To indicate your acceptance of the terms and conditions set forth in this Letter, please sign and date this Letter in the space provided below and return it to Adam Wergeles within three (3) business days of this Letter’s date. This Letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to continuing to work with you.

Sincerely,

ReachLocal, Inc.

/s/ Zorik Gordon
Zorik Gordon, Chief Executive Officer

I hereby accept employment with ReachLocal, Inc. on the terms set forth in this Letter. I acknowledge that this Letter, along with the agreement relating to proprietary rights between myself and the Company, set forth the terms of my employment with ReachLocal, Inc. and supersede any prior representations or agreements, whether written or oral. It is expressly agreed that the Consulting Services Agreement entered into between the Company and an entity owned by the undersigned was terminated and superseded by the Original Letter, with no provision of the Consulting Services Agreement surviving beyond the effective date of the Original Letter. I acknowledge that no promises, representations or commitments have been made to me concerning my employment with ReachLocal, Inc. other than those set forth in this Letter.

ACCEPTED AND AGREED TO this 6th day of May, 2009:

/s/ Nathan Hanks
Nathan Hanks